                                                                    Exhibit 28.1



    Report of Management on Compliance With Specified Servicing Requirements
    ------------------------------------------------------------------------

The Management of Advanta Business Services Corporation is responsible for complying with Sections 6.02, 6.06, 6.07, 6.09(d), 7.01(a), 7.01(b), 7.01(c),
and 10.01 (the "Specified Servicing Requirements") of the Pooling and Servicing Agreement (the "Agreement") by and between Advanta Business Services Corporation (formerly Advanta Leasing Corp.), Servicer (the "Servicer") and Chase Manhattan Bank, N.A., Trustee on behalf of the Certificateholders of the Advanta Leasing Receivables Master Business Receivables Asset-Backed Financing Facility Agreement Series 1998-1 (the "Trust")

Management has performed an evaluation of the Servicer's compliance with the Specified Servicing Requirements and based on this evaluation management believes that the Servicer has complied with the Specified Servicing Requirements during the nine months ended December 31, 1998.







                                /s/ John Paris
                                -------------------------------------------
                                John Paris
                                Senior Vice President - Chief Financial Officer February 22, 1999